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EXHIBIT 5.1

November 22, 2016

American Express Credit Corporation
200 Vesey Street
New York, New York 10285

Ladies and Gentlemen:

        We have acted as special counsel to American Express Credit Corporation, a Delaware corporation (the "Company"), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-204124) of €1,000,000,000 aggregate principal amount of 0.625% Senior Notes due 2021 (the "Securities"). Such registration statement, as amended as of its most recent effective date (November 15, 2016), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the "Securities Act")), is herein called the "Registration Statement," and the prospectus, dated May 13, 2015, as supplemented by the prospectus supplement thereto, dated November 15, 2016, is herein called the "Prospectus." The Securities were issued under an indenture dated as of June 9, 2006 (the "Base Indenture") between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the "Trustee"), as supplemented by a supplemental indenture dated as of November 22, 2016 (the "Supplemental Indenture"), between the Company and the Trustee. The Base Indenture, as supplemented by the Supplemental Indenture, is herein referred to as the "Indenture."

        In arriving at the opinion expressed below, we have reviewed the following documents:

  (a)
  an executed copy of the Underwriting Agreement, dated November 15, 2016, between the Company and the several underwriters named in Schedule II thereto;

  (b)
  the Registration Statement;

  (c)
  the Prospectus;

  (d)
  an executed copy of each of the Base Indenture and the Supplemental Indenture; and

  (e)
  a copy of the Securities in global form as executed by the Company and authenticated by the Trustee.

        In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

        In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

        Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

        Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York and the General Corporation Law of the State of Delaware), and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

        We note that by statute the State of New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

        The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated November 22, 2016 and to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ LESLIE N. SILVERMAN Leslie N. Silverman, a Partner

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  EXHIBIT 5.1